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ITEM 6A

EXHIBIT 11

                  SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION
                    COMPUTATION OF (LOSS) EARNINGS PER SHARE
                     (In thousands, except per share data)
                                   unaudited

                                                   THREE MONTHS ENDED     SIX MONTHS ENDED
                                                        MARCH 31,            MARCH 31,
                                                   ------------------   ------------------
                                                     1996      1995      1996       1995
                                                   --------   -------   -------    -------
PRIMARY

Weighted average shares of common
    stock outstanding                                5,862     5,789     5,857     5,770
Incremental shares applicable to assumed
    exercise of stock options                           15       193        23       196
                                                   -------    ------   -------    ------
Weighted average number of common and
    common equivalent shares outstanding             5,877     5,982     5,880     5,966
                                                   =======    ======   =======    ======
Income before extraordinary charge                 $(2,595)   $  181   $(2,210)   $1,093
Extraordinary charge                                  (113)        -    (1,395)        -
                                                   -------    ------   -------    ------
Net (loss) income                                  $(2,708)   $  181   $(3,605)   $1,093
                                                   =======    ======   =======    ======
Net (loss) income applicable to common stock       $(2,841)   $   51   $(3,875)   $  832
                                                   =======    ======   =======    ======
Income (loss) per common and common
    equivalent share:

Income before extraordinary charge                 $ (0.44)   $ 0.03   $ (0.38)   $ 0.18
Extraordinary charge                                 (0.02)     0.00     (0.24)     0.00
                                                   -------    ------   -------    ------
Net (loss) income                                  $ (0.46)   $ 0.03   $ (0.61)   $ 0.18
                                                   =======    ======   =======    ======
Net (loss) income applicable to common stock       $ (0.48)   $ 0.01   $ (0.66)   $ 0.14
                                                   =======    ======   =======    ======

The computation of income (loss) per common equivalent share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis.


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